UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2011

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	0-29092	54-1708481
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7901 Jones Branch Drive, Suite 900
McLean, VA 22102
(Address of principal executive offices)
(Zip Code)

Registrant’s telephone number, including area code: (703) 902-2800

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (e)  Departure of Thomas D. Hickey, as General Counsel and Secretary

On March 29, 2011, Primus Telecommunications Group, Incorporated (“ Primus” or the “Company”) announced that Christie A. Hill has been named General Counsel, Secretary and Senior Vice President, Compliance Officer of the Company, effective as of March 28, 2011.  Ms. Hill succeeds Thomas D. Hickey, the former General Counsel and Secretary of the Company, who departed the Company effective March 25, 2011 (the “Termination Date”) as part of the Company’s merger with Arbinet Corporation (“Arbinet”) that closed on February 28, 2011.  For more information regarding Ms. Hill’s appointment, see Item 8.01 of this Current Report on Form 8-K.  In connection with Mr. Hickey’s departure, the Company entered into a Separation and Release Agreement dated March 25, 2011 with Mr. Hickey (the “Separation Agreement”), which will become effective on April 2, 2011, unless revoked by Mr. Hickey pursuant to the terms of the Separation Agreement.  In connection with Mr. Hickey’s “without cause” termination, the Separation Agreement provides that the Company shall pay Mr. Hickey (i) $195,000, less applicable deductions and withholdings, which represents nine months of Mr. Hickey’s salary in effect on the Termination Date, (ii) the Company’s portion of COBRA premiums until the earlier of nine months following the Termination Date or the date that Mr. Hickey becomes eligible for health coverage under another employer’s plan, and (iii) a one-time cash performance award of $32,500, less applicable deductions and withholdings.

(c) Appointment of Tracy Lawson, Vice President, Corporate Controller (Principal Accounting Officer)

On and effective as of March 28, 2011, the Company appointed Tracy Lawson, age 42, as Vice President, Corporate Controller (Principal Accounting Officer).  From October 2009 until the Company’s acquisition of Arbinet on February 28, 2011, Ms. Lawson served as Controller, Vice President of Accounting for Arbinet, where her duties included external and executive financial reporting, technical accounting, and general accounting.  Prior to her time at Arbinet, Ms. Lawson served as the Company’s Vice President—Corporate Controller from January 2003 until September 2009, as well as Vice President—Finance for United States Operations from May 2005 until September 2006. Ms. Lawson joined the Company in 1998 and until January 2003, served as Senior Manager of Corporate and United States Operations Financial Reporting and as Director of Global Financial Reporting, with responsibilities for corporate financial reporting, consolidation of the Company’s financial results and external reporting to investors.

 (e)  New Employment Letter with James C. Keeley, as Acting Chief Financial Officer and Treasurer (Principal Financial Officer)

On March 23, 2011, the Company entered into an amended and restated employment letter with James C. Keeley, Acting Chief Financial Officer and Treasurer (Principal Financial Officer) of the Company.  Effective April 1, 2011, Mr. Keeley will receive an annual base salary of $285,000 and an annual discretionary bonus of up to 50% of his base salary, based on the achievement of certain performance criteria determined by the Compensation Committee of the Company’s Board of Directors.  Mr. Keeley’s employment letter provides that he is eligible to participate in the Company’s equity award plans, and if the Company terminates his employment without cause, the Company shall pay him severance benefits in the amount of twelve months of his then-current base salary, plus reimbursement for the Company’s portion of monthly COBRA premiums for up to twelve months.

Item 8.01	Other Information.

Appointment Christie A. Hill, as General Counsel, Secretary and Senior Vice President, Compliance Officer

Effective on March 28, 2011, Christie A. Hill, the former General Counsel, Secretary and Chief Human Resources Officer of Arbinet, became General Counsel, Secretary and Senior Vice President, Compliance Officer of Primus.  In such capacities with Primus, Ms. Hill will, among other things, receive a base salary of $300,000 a year and a $75,000 cash signing bonus, be eligible to earn an annual performance bonus with a target cash bonus of 50% of her base salary, and be eligible to receive future short-term and long-term incentive equity grants as determined by the Compensation Committee of the Board of Directors of Primus. In addition, Ms. Hill will be entitled to severance pay under certain conditions equal to 12 months of her base salary, plus a lump sum payment for her prorated target bonus amount for the year, plus $25,000.

Prior to Primus’ merger with Arbinet on February 28, 2011, Ms. Hill served as the General Counsel and Secretary of Arbinet since February 1, 2010, following her role as the Oversight Liaison and Reporting Executive for the Troubled Asset Relief Program at the U.S. Department of Treasury. From 1998 until 2008, Ms. Hill worked at Nextel Communications and then at Sprint Nextel Corporation, where she held various leadership positions in the company’s legal and governance organizations, including her most recent position as Vice President, Corporate Secretary and Chief Ethics Officer. Prior to Nextel, she served as counsel at Honda of America Mfg. where her responsibilities included a variety of corporate and transactional matters. Ms. Hill began her career at Jones Day in the firm’s mergers and acquisitions group. She received her Juris Doctor (with Honors) from the Ohio State University College of Law and her Bachelor of Arts (Summa Cum Laude) from the Ohio State University.

On March 29, 2011, the Company issued a press release announcing Ms. Hill’s appointment, as described in this Item 8.01 of this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release announcing appointment of Chris Hill dated March 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

Dated: March 29, 2011	By:	/s/ Christie A. Hill
	Name:	Christie A. Hill, Esq.
	Title:	General Counsel, Secretary and Senior Vice President, Compliance Officer